EXHIBIT 33.4

ASSERTION OF COMPLIANCE WITH

APPLICABLE SERVICING CRITERIA

The Bank of New York and The Bank of New York Trust Company, N. A. (collectively, the “Company”) provides this platform-level assessment of compliance with the servicing criteria specified in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the following servicing criteria are applicable in regards to the following servicing platform for the following period:

Platform: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities and other mortgage-related asset-backed securities issued on or after January 1, 2006 (and like-kind transactions issued prior to January 1, 2006) for which the Company provides trustee, securities administration, or paying agent or custodial services.

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by the related transaction agreements as to any transaction, except for the following criteria: 1122(d) (1) (ii), 1122(d) (1) (iii), 1122(d) (1) (iv), 1122(d) (4) (iv), 1122(d) (4) (v), 1122(d) (4) (vi), 1122(d) (4) (vii), 1122(d) (4) (viii), 1 122(d) (4) (ix), 1122 (d) (4) (x), 1122(d) (4) (xi), 1122(d) (4) (xii), 1122(d) (4) (xiii) and 1122 (d)(4)(xiv).

Period: As of June 30, 2007 and for the period January 1, 2007 through June 30, 2007.

With respect to the Platform and the Period, the Company provides the following assessment of compliance in respect of the Applicable Servicing Criteria:

•	The Company is responsible for assessing its compliance with the Applicable Servicing Criteria.

•	The Company has assessed compliance with the Applicable Servicing Criteria.

As of June 30, 2007 and for the Period, the Company was in material compliance with the Applicable Servicing Criteria.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Company’s assessment of compliance with the Applicable Servicing Criteria as of and for the Period.

The Bank of New York
The Bank of New York Trust Company, N.A.

/s/ Patrick J. Tadle
Patrick J. Tadle
Authorized Signer

The Bank of New York

/s/ Samir Pandiri
Samir Pandiri
Authorized Signer

September 18, 2007